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                                                                EXHIBIT 10.2

                                 PROMISSORY NOTE

                                 $1,500,000.00
                      Maturity Date: earlier to occur of:
                            (i) February 20, 2001; or
                           (ii) Equipment Loan Closing

                                Detroit, Michigan
                          Date of Note: August 21, 2000

INDEBTEDNESS

     FOR VALUE RECEIVED, the undersigned, BIG BUCK BREWERY & STEAKHOUSE, INC., a Michigan corporation, f/k/a Michigan Brewery, Inc. ("Borrower"), promises to pay to the order of WAYNE COUNTY EMPLOYEES' RETIREMENT SYSTEM, a body politic of the State of Michigan ("Holder"), at its offices at 400 Monroe Street, Suite 510, Detroit, Michigan 48226, or at such other place as the Holder hereof may designate in writing from time to time, the principal sum of One Million Five Hundred Thousand and 00/100 ($1,500,000.00) Dollars, together with interest as hereinafter provided, in lawful money of the United States, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in the manner hereinafter provided.

RATE OF INTEREST

     So long as there is no default hereunder or under the Security Instruments (as defined below), the principal balance of this Promissory Note ("Note") shall bear interest at the rate of Eleven (11%) percent simple interest per annum ("Contract Rate") during the term of this Note.

     If Borrower does not make timely payments as provided in this Note, a late payment fee in an amount equal to three (3%) percent of the past due amount shall be payable in connection with any amount due under this Note that is not received by Holder within ten (10) days of when due. In the Event of Default hereunder or under the Security Instruments (defined below), Holder shall have the right and option to charge interest on the then outstanding principal balance at a default rate of Four (4%) percent in excess of the Contract Rate.

LIMITATIONS ON INTEREST RATE

     It is the intention of Borrower and Holder that the rates of interest from time to time applicable hereunder, including all sums and charges that may properly be deemed to constitute interest, shall not exceed the maximum lawful rate of interest applicable to each such rate. To that end, it is agreed that any rate of interest applicable hereunder shall not at any time exceed the rates or amount of interest then permitted to be charged by stipulation in writing between Borrower and Holder hereunder (the "Interest Rate Limitation").

     In the event that any rate of interest otherwise applicable hereunder (including any sums paid independent of this Note and properly determined under applicable law to be interest) shall exceed the Interest Rate Limitation, the interest rate applicable to this Note shall automatically be reduced to the applicable maximum interest rate which does not exceed the applicable Interest Rate Limitation, and sums paid as interest which would cause any effective rate of interest hereunder to exceed the applicable Interest Rate Limitation shall be applied to reduce the principal balance of this Note.

MANNER OF PAYMENT

     Borrower shall make interest only payments due under this Note commencing September 1, 2000 and continuing on the first (1st) day of each month thereafter until the Maturity Date (as defined below). The balance of the principal amount and all accrued but unpaid interest due under this Note shall be paid by Borrower in a lump sum or balloon payment on the earlier to occur of (i) Equipment Loan Closing (as hereinafter defined) or (ii) February 20, 2001 (the "Maturity Date").


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Payments hereunder shall be applied in the following order of priority: late charges, costs, expenses, accrued interest and thereafter to the reduction of principal. This Note will not be self amortizing and instead of a substantial lump sum balloon installment of principal and interest will be due on the Maturity Date. For the purposes of this Note, the term "Equipment Loan Closing" shall mean the closing and funding of a permanent loan for the financing of equipment and fixtures to Borrower and/or Buck & Bass, L.P., an affiliate of Borrower, with respect to its Grapevine, Texas property.

     All interest shall be payable in arrears. Interest hereon shall be calculated on the basis of a 360-day year applied to the actual number of days elapsed. All payments of interest and principal shall be payable in lawful currency of the United States of America.

PREPAYMENT

     Prepayment of the principal of this Note is permitted, in whole or in part, without premium or penalty of any kind.

SECURITY

     This Note is secured by a Mortgage dated April 25, 1995 which is a Future Advance Mortgage, as amended by that certain Amendment to Mortgage dated July 28, 1995, as further amended by that certain Second Amendment to Mortgage dated February 4, 2000 and as further amended by that certain Third Amendment to Mortgage dated as of the date hereof (as amended, "Gaylord Mortgage"), made by Borrower to NBD Bank, a Michigan banking corporation, now known as Bank One, Michigan, and as assigned to Holder, which Gaylord Mortgage encumbers certain real property located in the City of Gaylord, Otsego County, Michigan ("Gaylord Property"), together with improvements, personal property, collateral and rights with respect thereto, as more particularly described therein, as well as a separate Assignment of Real Estate Leases and Rentals with respect thereto; a mortgage dated February 4, 2000 given by Borrower to Holder, as amended by that certain First Amendment to Mortgage dated as of the date hereof (as amended, the "Leasehold Mortgage") encumbering Borrower's leasehold interest in certain real property located in the City of Auburn Hills, Oakland County, Michigan; a Subscription and Investment Representation Agreement, a Continuing Security Agreement; a Security Agreement; Pledge Agreements, UCC Financing Statements, Guarantees, an Assignment of Note; a Loan Modification Agreement, and other loan and security documents delivered in connection therewith (hereinafter, all such loan and security documents and agreements are sometimes collectively referred to as the "Security Instruments"). Any Event of Default or default in any of the conditions, covenants, obligations or agreements contained in any of the Security Instruments or any other instrument securing and/or evidencing the indebtedness of Borrower to Holder shall constitute an event default under this Note and under that certain (i) 10% Convertible Subordinated Promissory Note due February, 2003 dated February 4, 2000 in the principal amount of $5,876,114.74 given by Borrower in favor of Holder ("Subordinated Note") or (ii) under that certain Amended, Restated and Consolidated Convertible Note dated February 4, 2000 in the original principal amount of $1,623,885.26, given by Borrower in favor of Holder ("Restated Note") and shall entitle the Holder hereof to accelerate the entire indebtedness and amounts due hereunder, under the Subordinated Note, under the Restated Note and under the Security Instruments and to take such other action as may be provided for in the Security Instruments, at law or in equity. Any Event of Default or default under this Note, the Restated Note or the Subordinated Note shall be an Event of Default or default under each of the Security Instruments.

DEFAULT

     The unpaid principal balance, all accrued and unpaid interest due under this Note and all other amounts due hereunder or under the Security Instruments shall become immediately due and payable at the option of Holder upon the occurrence of any of the following (collectively, "Events of Default"):

     a. the Borrower shall fail to pay any principal of or interest on this Promissory Note when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; provided however, such failure shall not constitute a default if the required payment is made within five days after the date it first became due and payable and such failure has not occurred more than one (1) time in the preceding six (6) months; or


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     b.   any Event of Default shall occur in the Subscription and Investment
     Representation Agreement for 10% Convertible Secured Promissory Note Due January 2003 between Borrower and Holder of even date herewith after the passage of any notice and cure period set forth therein;

     c. the Borrower shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or of any substantial part of its assets, or shall commence any case or other proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower and the Borrower shall indicate its approval thereof, consent thereto or acquiescence therein or shall fail to contest the same in a timely manner;

     d. an involuntary petition shall be filed or an involuntary proceeding shall be commenced seeking liquidation, reorganization or other relief in respect of the Borrower or of its debts or any substantial part of its assets, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

     e. a default shall occur under the Subordinated Note or the Restated Note or any of the other Security Instruments (not cured within any applicable cure period);

then, and in any such event, so long as the same may be continuing, (A) if such event is an Event of Default specified in Section (c) or (d) above with respect to the Borrower, automatically all amounts owing with respect to the Agreement, this Note, the Subordinated Note, the Restated Note and the other documents executed in connection herewith shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (B) if such event is any other Event of Default the Holder shall by notice in writing to the Borrower, declare all amounts owing with respect to the Agreement, this Note, the Subordinated Note, the Restated Note and the other Security Instruments to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

     Borrower shall pay all costs and reasonable attorneys' fees incurred in collecting or enforcing this Note, the Subordinated Note, the Restated Note or the other Security Instruments, whether suit be brought or not. Any failure of Holder to exercise such option to accelerate shall not constitute a waiver of the right to exercise such option to accelerate at any future time. Any failure of Holder to exercise such option to accelerate shall not constitute a waiver of the right to exercise such option to accelerate at any future time.

     Acceptance by Holder of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default or default. At any time thereafter and until the entire amount then due has been paid, Holder shall be entitled to exercise all rights conferred upon it in this Note, upon the occurrence of an Event of Default.

     Borrower and every person and entity at any time liable for the payment of the evidenced debt expressly authorize Holder to immediately apply to the payment of this Note any sum of money or other property belonging to Borrower or any such person or entity, deposited or otherwise in the hands of Holder; provided, however, that neither this authority, nor the fact that it may not be exercised, shall alter or modify in any manner the obligation herein incurred.

WAIVER

     Borrower, for itself and its legal representatives, successors and assigns, and every person and entity at any time liable for the indebtedness hereunder, or any part thereof, expressly waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, marshalling rights, subrogation rights, and any exemption under the homestead exemption laws, if any, or any other


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exemption or insolvency laws. Borrower consents that Holder may release, exchange or substitute any real estate and/or personal property or other collateral security now held, or which may hereafter be held as security for the payment of this Note, and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby.

GOVERNING LAW, SUCCESSORS AND ASSIGNS AND MISCELLANEOUS

     This Note is delivered and accepted in the State of Michigan and shall be governed and construed in accordance with its laws. If any provision of this
Note is in conflict with any statute or applicable rule of law, or is otherwise unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Note. Time shall be of the essence under this Note. This Note may not be amended except by a writing signed by Borrower and Holder. This Note shall, in accordance with its terms, be binding upon Borrower, its partners and their respective personal representatives, heirs and successors and assigns (which shall include, without limitation, all subsequent owners of any interest in any of the collateral and security provided by the Gaylord Mortgage, the Leasehold Mortgage and other Security Instruments) and shall inure to the benefit of Holder and its successors and assigns. The paragraph captions provided in this Note are for convenience only and shall not affect the meaning, interpretation or construction of the provisions hereof.

     IN WITNESS WHEREOF, Borrower has caused this Note to be executed on the day and year first written above.

                                 BIG BUCK BREWERY & STEAKHOUSE, INC.,
                                 a Michigan corporation, formerly known as Michigan Brewery, Inc.



                                 By: /s/ William F. Rolinski
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                                           Its: President
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